Exhibit 4.34

ASSIGNMENT OF RIGHTS TO DIVIDENDS AGREEMENT

This Assignment of Rights to Dividends Agreement (hereinafter referred to as the "Assignment Agreement") is entered into on the date as written below, by and between:

1.
Mr. REINO RAMAPUTRA BARACK, a private person having his domicile at Jl. Permata Hijau Blok E/95-102, Grogol Utara, Kebayoran Lama, South Jakarta, Indonesia, holder of Identification Card No: 3174052106840004 (hereinafter referred to as “Assignor”); and

2.
LINKTONE INTERNATIONAL LIMITED, a company established and governed by the laws of United Arab Emirates having its registered office at P.O. Box-31291, Ras Al Khaimah, United Arab Emirates (hereinafter referred to as "Assignee”).

(Assignor and Assignee will hereinafter, where necessary, collectively be referred to as the "Parties", while the “Party” is either one of them).

BACKGROUND

A.
WHEREAS, by a Cooperation and Loan Facility Agreement dated 21 March 2012 (hereinafter will be referred to as the “Loan Agreement”) made between Assignee, as the lender (“Lender”), and Assignor, as the borrower (“Borrower”), and which expressions shall include any variations and amendments thereto from time to time), pursuant to which the Assignee as the Lender has agreed to grant to Borrower a loan facility in the aggregate principal amount of up to Rp. 625.000.000,- (six hundred and twenty five million Rupiah), upon the terms and conditions set out in the Loan Agreement.

B.
WHEREAS, Assignor is the registered owner of 50% (fifty percent) shares (hereinafter will be referred to as the “Shares”), issued by PT. INNOFORM, a limited liability company duly established under the laws of the Republic of Indonesia, having its domicile at Central Jakarta (“INNOFORM”).

C.
WHEREAS, based on the provision of the Loan Agreement, Assignor is required to provide security to Lender by entering into this Assignment Agreement to assign his existing and future rights to receive dividends from INNOFORM with respect to the Shares.

D.
WHEREAS, Assignor recognize that without the security as described above in paragraph C, the Lender would not have been willing to enter into the Loan Agreement and that accordingly the assignment of dividends over the Shares made hereby is considered to be to the benefit of Assignor, as a shareholder of the INNOFORM.

NOW THEREFORE, the Parties have agreed to enter into this Assignment Agreement to incorporate the premises and covenants set forth above based on the following terms and conditions:

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Article 1	ASSIGNMENT OF DIVIDENDS

As security for the performance of the obligations of Borrower under the Loan Assignment Agreement, Assignor assigns to and transfers to Assignee all his rights and interests in the dividends and to any dividends paid or to be paid by INNOFORM with respect to the Shares (such dividends hereinafter referred to as the "Dividends").

Article 2	INNOFORM'S ACKNOWLEDGMENT

2.1.
By co-signing this Assignment Agreement, INNOFORM acknowledges the assignment of Dividends under this Assignment Agreement and undertakes forthwith upon the signing of this Assignment Agreement, INNOFORM undertakes that all Dividends declared or to be declared with respect to the Shares shall be paid directly to Assignee from such time as Assignee notifies INNOFORM in writing that it is entitled to receive the Dividends.

2.2.
In connection with this Assignment Agreement, INNOFORM also gives undertaking in favour of the Assignee and agrees to be bound to the terms and conditions of this Assignment Agreement in so far as the provisions of this Assignment Agreement shall relate and affect to INNOFORM.

Article 3	APPLICATION OF DIVIDENDS

The transfer of the Dividends coming into existence after the date of this Assignment Agreement shall be deemed to occur by virtue of Assignee executing this Assignment Agreement. The transfer and assignment of such Dividends shall take effect automatically upon the existence of such Dividends, with no further act or deed of Assignor or of Assignee being required to effect such transfer and assignment.

Article 4	COVENANTS OF ASSIGNOR

Assignor hereby covenants and agrees that he will:

4.1.	execute such other documents as Assignee may require to perfect its security hereunder; and

4.2.	cooperate fully with Assignee in the implementation of this Assignment Agreement and not take any action to interfere with or hinder the exercise of Assignee’s rights hereunder.

Article 5	TAXES

5.1.
The Parties acknowledge INNOFORM shall withhold any dividend tax in accordance with Indonesian law. Such taxes withheld shall be paid to the appropriate government authorities for the account of Assignor, and Assignor undertakes to cause INNOFORM to provide Assignee with evidence of the dividend tax withheld and paid on Assignor's behalf.

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5.2.
Assignee acknowledges that Assignor may be subject to tax with respect to any amount reserved by INNOFORM for payment of Dividends and with respect to any Dividends received by Assignee which tax shall fully be the responsibility of Assignee without a right of indemnification or contribution by Assignor.

Article 6	CONTINUING SECURITY

6.1.
The security created by this Assignment Agreement shall become effective for the benefit of Assignee immediately upon the execution of this Assignment Agreement. This Assignment Agreement shall be binding upon and inure to the benefit of the Parties hereto.

6.2.
This security shall be a continuing security which shall be in addition to and shall be independent of every other security which Assignee may at any time hold for any of the monies and liabilities hereby secured.

Article 7	TERM

7.1.
This Assignment Agreement will remain valid in so far as Assignor owns the Shares in the Company and this Assignment Agreement cannot be terminated by Assignor. This Assignment Agreement is an integral part of the Loan Assignment Agreement and any Assignment Agreement supplemental or ancillary thereto. Such arrangement would not have been implemented without entering into this Assignment Agreement.

7.2.
If Assignor no longer owns or hold the Shares in INNOFORM, he shall immediately notify in writing to Assignee on this situation, and effective as of this written notice is received by Assignee, this Assignment Agreement shall no longer be valid, binding and enforceable against the Parties.

7.3.
With respect to the termination as provided herein the Parties hereby agreed to waive the provisions of Article 1266 and Article 1267 of the Indonesian Civil Code, to the extent that a court pronouncement will otherwise be required for termination of this Assignment Agreement.

Article 8	ASSIGNMENT OF ASSIGNMENT AGREEMENT

8.1.
Assignee is hereby entitled to assign or otherwise transfer all or any of its rights and interests in this Assignment Agreement to any party or parties as Assignee in its absolute opinion may choose, provided that Assignee shall notify Assignor of such assignment.  Assignee hereby agrees to any such assignment and to execute any document required by Assignee or its assignee (s) from Assignor, to give effect and to bind Assignor to such assignment.

8.2.	Assignor shall not assign or transfer any of his rights or obligations hereunder, or any part thereof to any party without the prior written consent of Assignee.

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Article 9	POWER OF ATTORNEY

9.1.
Assignor hereby irrevocably grants to Assignee full right and power including power of attorney, with full rights of substitution, and without further notice to or consent from Assignor, to take any and all steps in the name of Assignor to preserve Assignee's rights hereunder and with respect to the Dividends and to effect collection of amounts due there under, including without limitation to:

9.1.1.	claim any obligor with respect to any amount due under the Dividends;

9.1.2.	notify the obligor’s liable for any of the Dividends, without notice to Assignor, that the Dividends have been assigned to Assignor;

9.1.3.	extend the time of payment of, compromise, or settle cash, credit or otherwise any of the Dividends and to discharge or release the obligor or obligor’s liability for the payment of any Dividends; and

9.1.4.
do any and all others acts, in the name of Assignor to effect collection of any Dividends including without limitation instruct and receive direct payment (for the whole amount or part thereof at the sole discretion of Assignee) from any obligor of any Dividends and to give receipt therefor.

9.2.
In the event that any additional authorization and/or power of attorney may be needed by Assignee in carrying out any provision of this Assignment Agreement, such authorization and/or power of attorney shall be deemed as having been given, word by word, in this Assignment Agreement and therefore a separate document is not necessary, unless Assignee may consider otherwise. In the latter case, Assignor agrees to execute such additional power or powers of attorney and other documents as Assignee may request.

9.3.
Assignor shall hold harmless and indemnity Assignee, its employees, officers, directors, shareholders and agents from and against any losses, claims, liabilities, judgments, costs, and expenses resulting from or relating to Assignee exercising or failing to exercise any of the foregoing powers and for any failure to collect or enforce payment of any of the Dividends.

9.4.
The power of attorney and all other powers granted herein are irrevocable, form an integral part of and are inseparable from the Indebtedness, and therefore such power of attorney shall not terminate by reason of any of the occurrences mentioned in Articles 1813 and 1814 of the Indonesian Civil Code (save for revocation of acceptance of any such power by Assignee), or for any other reason.

Article 10	FURTHER DOCUMENTS

Upon request of Assignee, Assignor shall promptly and duly execute and deliver to Assignor any and all further instruments and documents as Assignee may deem desirable in obtaining the full benefits of the rights and powers herein granted and Assignor agrees and promises

Assignment of Rights to Dividends Agreement	Page 5

not to perform by himself any acts which have been entrusted to Assignee without obtaining prior written consent of Assignee for such action.

Article 11	NOTICES

Any notices or communications required or permitted to be given hereunder by one of the Parties to the other shall be made in writing in the English language and shall be deemed to have been sufficiently given for all purposes if (i) hand delivered, or (ii) mailed by first class registered airmail, postage prepaid, or (iii) couriered, or (iv) sent by facsimile addressed to such party at the following or such other address as the addressee shall have theretofore notified in writing to the addressor:

Assignor	:	Mr. REINO RAMAPUTRA BARACK
Jl. Permata Hijau Blok E/95 – 102
RT. 001 – RW. 015, Grogol Utara
Kebayoran Lama – Jakarta Selatan

Assignee	:	LINKTONE INTERNATIONAL LIMITED
P.O. Box-31291, Ras Al Khaimah
United Arab Emirates

All such notices shall be deemed to have been received by the addressee on (i) the date of delivery if hand delivered, or (ii) at the latest 14 (fourteen) days from the date of mailing if mailed by registered airmail, or (iii) at the latest 7 (seven) days from the date of dispatch if couriered; or (iv) on the date of transmission if sent by facsimile.

Article 12	BANKRUPTCY AND MORATORIUM

12.1.	Assignor shall immediately inform Assignee by facsimile upon and about:

12.1.1.	any adjudication of bankruptcy of Assignor or upon knowledge of any filings therefor (whichever is earlier);

12.1.2.
any attachment or seizure, or upon knowledge of any filings therefor (whichever is earlier) of any property, which attachments or seizure might effect the Dividends or the rights of Assignor thereto or hereunder;

and on Assignor's account, shall do all things necessary to protect Assignee's rights and interest to the Dividends.

12.2.
Assignor shall not apply for any moratorium of his debts ("Surseance van Betaling") or file any petition or adjudication of his own bankruptcy, unless having obtained prior written consent of Assignee.

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Article 13	GOVERNING LAW AND CHOICE OF DOMICILE

13.1.	This Assignment Agreement and its performance shall be governed and construed in all respects in accordance with the laws of the Republic of Indonesia.

13.2.	Any and all disputes, controversies, and conflicts between the Parties in connection with this Assignment Agreement shall, so far as it is possible, be settled amicably between the parties.

13.3.
For the implementation of this Assignment Agreement and all its consequences, Assignor hereby elects general and permanent domicile at the Registrar's Office at the District Court in Central Jakarta. Without limiting the foregoing, Assignor further agrees that Assignee may at its option submit any dispute which may arise under or in connection with this Assignment Agreement to any court in Indonesia.

Article 14	SEVERABILITY

Should any provision of this Assignment Agreement be or become unenforceable or invalid, such unenforceability or invalidity shall not affect the validity of the remaining provisions of this Assignment Agreement. The Parties are obligated to substitute for the unenforceable or invalid provision an enforceable and valid provision that from a commercial point of view, accomplishes the intended purposes of the unenforceable or invalid provision.

Article 15	AMENDMENT, BINDING EFFECT

This Assignment Agreement may be amended, but only by instrument in writing signed by the authorized representatives of each of the parties. This Assignment Agreement shall be binding upon and inure to the benefit of the respective successors and assignee(s) of the Parties.

Article 16	ENTIRE ASSIGNMENT AGREEMENT

This Assignment Agreement sets forth the entire Assignment Agreement and understanding between the Parties hereto and supersedes any Assignment Agreement or understanding heretofore existing between the parties hereto or any of them concerning the subject matters provided for herein.

Article 17	WAIVER, CUMULATIVE RIGHTS

Assignee shall be under no obligation to enforce any right or benefit hereunder. Assignor agrees that no failure or delay on the part of Assignee to exercise any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any further exercise thereof or the exercise of any of his other right, power or privilege. The rights and remedies herein provided are cumulative and not exclusive of the rights and remedies which Assignee would otherwise have.

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Article 18	HEADINGS

The titles or headings used at the commencement of various articles, sections, or paragraphs of this Assignment Agreement are for convenience or reference only, and in no event or respect shall the substance of any paragraph or the intent of the parties be interpreted or controlled by any such title or heading.

Article 19	LANGUAGE AND COUNTERPARTS

19.1.
In compliance with the Law of the Republic of Indonesia No. 24 of 2009 regarding National Flag, Language, Coat of Arms, and Anthem, this Assignment Agreement shall be executed in both Bahasa Indonesia and the English languages in the following order, i.e.: the Parties will firstly sign the English version of this Assignment Agreement and undertakes to also enter into the Indonesian version of this Assignment Agreement immediately following to the execution of the English version Assignment Agreement. If for any reason whatsoever the Indonesian version of this Assignment Agreement cannot be executed and signed by the Parties, this Assignment Agreement shall be remain valid, binding, and enforceable against the Parties. Notwithstanding the above, in the event of any inconsistency between the Bahasa Indonesia and the English language texts (or, if this Assignment Agreement is further translated into any other language, such other language text) or should there be any dispute on the meaning or interpretation of certain provisions, the Parties hereby agree that the English language text shall prevail.

19.2.	This Assignment Agreement is made in 2 (two) counterparts each of which will be deemed an original and such counterparts together shall constitute one and the same instrument.

IN WITNESS WHEREOF the Parties have duly signed this Assignment Agreement on 9 April 2012, and affixed their signatures in the spaces set forth herein below as evidence that a legally binding and enforceable Assignment Agreement has been entered into between the parties.

Assignor:
Mr. REINO RAMAPUTRA BARACK

[signature]

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Assignee:
LINKTONE INTERNATIONAL LIMITED

[signature]
By: Mr. Hary Tanoesoedibjo
Its : Director

Acknowledged and agreed by:
PT. INNOFORM

[signature]
By: Mr. David Fernando Audy
Its : Director